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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-203757

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL NOR DO THEY SEEK AN OFFER TO BUY THE SENIOR NOTES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT, DATED MARCH 26, 2018

Prospectus Supplement to Prospectus Dated April 30, 2015

The Allstate Corporation
$                    Floating Rate Senior Notes due 2021
$                    Floating Rate Senior Notes due 2023

        We are offering $            aggregate principal amount of our Floating Rate Senior Notes due 2021 (the "2021 Senior Notes") and $            aggregate principal amount of our Floating Rate Senior Notes due 2023 (the "2023 Senior Notes" and together with the 2021 Senior Notes, the "Senior Notes"). Interest on each series of the Senior Notes will accrue from March     , 2018. We will pay interest on each series of the Senior Notes quarterly in arrears on                    ,                     ,                     and                    of each year, beginning on                    , 2018.

        Each series of the Senior Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Investing in the Senior Notes involves risks. See a discussion of certain risks in the "Risk Factors" section beginning on page S-6 of this prospectus supplement and Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission that should be carefully considered before investing in the Senior Notes.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to The Allstate Corporation

Per 2021 Senior Note	%	%	%

Total	$	$	$

Per 2023 Senior Note	%	%	%

Total	$	$	$

(1)
Plus accrued interest from March     , 2018, if settlement occurs after that date.

        None of the Senior Notes will be listed on any securities exchange. Currently there is no public trading market for any of the Senior Notes.

        The underwriters expect to deliver each series of the Senior Notes through the facilities of The Depository Trust Company ("DTC") for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV, against payment in New York, New York on or about March     , 2018.

Joint Book-Runners

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

Prospectus Supplement dated March     , 2018

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the headings "Where You Can Find More Information" and "The Allstate Corporation Filings" in this prospectus supplement and the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        References to "we," "us" and "our" in this prospectus supplement are references to The Allstate Corporation, and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any related free writing prospectus issued or authorized by us. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus, in the documents referred to in this prospectus supplement and the accompanying prospectus and which are made available to the public and in any related free writing prospectus issued or authorized by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

        We are not, and the underwriters are not, making an offer to sell the Senior Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus issued or authorized by us is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since their respective dates. Neither this prospectus supplement, the accompanying prospectus nor any related free writing prospectus issued or authorized by us constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the Senior Notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the headings "Where You Can Find More Information" and "The Allstate Corporation Filings" in this prospectus supplement and the accompanying prospectus, in their entirety. You should pay special attention to the "Risk Factors" section of this prospectus supplement and the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2017.

The Allstate Corporation

        The Allstate Corporation is a holding company that conducts its business principally through Allstate Insurance Company ("AIC"), Allstate Life Insurance Company and other subsidiaries (collectively, including The Allstate Corporation, "Allstate"). Allstate is primarily engaged in the property and casualty insurance business and the sale of life and accident and health insurance products in the United States and Canada. Allstate is the largest publicly held personal lines insurer in the United States and the 2nd largest personal property and casualty insurer in the United States on the basis of 2016 statutory direct premiums written according to A.M. Best. In addition, according to A.M. Best, it is the nation's 19th largest issuer of life insurance business on the basis of 2016 ordinary life insurance in force and 36th largest on the basis of 2016 statutory admitted assets.

        Our seven reportable segments include:

Allstate Protection(1)	Includes the Allstate®, Encompass® and Esurance® brands and Answer Financial. Offers private passenger auto, homeowners, other personal lines and small commercial insurance products through agencies and directly through contact centers and the internet.
Service Businesses	Includes SquareTrade®, AritySM, Allstate Roadside Services® and Allstate Dealer Services®, which offer a broad range of products and services that expand and enhance our customer value propositions.
Allstate Life	Offers traditional, interest-sensitive and variable life insurance products through Allstate exclusive agencies and exclusive financial specialists.
Allstate Benefits
Offers voluntary benefits products, including life, accident, critical illness, short-term disability and other health products sold through workplace enrolling independent agents and Allstate exclusive agencies.
Allstate Annuities
Consists of deferred fixed annuities and immediate fixed annuities (including standard and sub-standard structured settlements) in run-off. We exited the sale of annuities over an eight year period from 2006 to 2014. In 2006, we disposed of substantially all of the variable annuity business through reinsurance agreements.
Discontinued Lines and Coverages(1)
Relates to property and casualty insurance policies primarily written during the 1960s through the mid-1980s. Our exposure to asbestos, environmental and other discontinued lines claims arises from direct excess commercial insurance, assumed reinsurance coverage, direct primary commercial insurance and other businesses in run-off.
Corporate and Other	Includes holding company activities and certain non-insurance operations.

(1)
Allstate Protection and Discontinued Lines and Coverages segments comprise Property-Liability.

        The Allstate Corporation was incorporated in Delaware on November 5, 1992. Our executive offices are located at 2775 Sanders Road, Northbrook, Illinois, 60062-6127. Our telephone number is (847) 402-5000.

        As a holding company with no significant business operations of our own, we rely on dividends from AIC as one of the principal sources of cash to pay dividends and to meet our obligations, including the payment of principal and interest on debt or to fund non-insurance-related businesses. AIC is regulated as an insurance company in Illinois. The payment of dividends by AIC is limited by Illinois insurance law to formula amounts based on statutory net income and statutory surplus, as well as the timing and amount of dividends paid in the preceding twelve months.

        The laws of other jurisdictions that generally govern our insurance subsidiaries contain similar limitations on the payment of dividends. However, such laws in some jurisdictions may be more restrictive.

 The Senior Notes

Issuer	The Allstate Corporation.
Securities Offered	$ aggregate principal amount of Floating Rate Senior Notes due 2021 (the "2021 Senior Notes").
$ aggregate principal amount of Floating Rate Senior Notes due 2023 (the "2023 Senior Notes" and together with the 2021 Senior Notes, the "Senior Notes").
Maturity Dates	The 2021 Senior Notes will mature on , 2021, and the 2023 Senior Notes will mature on , 2023.
Issue Prices	100% of the principal amount of each series of Senior Notes, plus accrued and unpaid interest, if any, from March , 2018.
Interest Rate
The 2021 Senior Notes will bear interest from March , 2018 at a floating rate equal to Three-month LIBOR plus % per annum, and the 2023 Senior Notes will bear interest from March , 2018 at a floating rate equal to Three-month LIBOR plus % per annum.
Interest Payment Dates	, , and of each year, beginning on , 2018.
Trustee	U.S. Bank National Association.
Ranking	The Senior Notes will be our unsecured obligations and will rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness.
Denominations	$2,000 and integral multiples of $1,000 in excess thereof.
Use of Proceeds	We expect to receive net proceeds, after deducting the underwriting discount and other offering expenses payable by us, of approximately $ .

We intend to use the net proceeds from this offering of Senior Notes for general corporate purposes, including potentially the repayment at maturity of our 6.75% Senior Debentures due May 15, 2018 and repayment of certain other indebtedness.
Further Issues
We may from time to time, without giving notice to or seeking the consent of the holders of the Senior Notes of any series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Senior Notes of any series offered hereby. Any additional debt securities having such similar terms, together with the Senior Notes of the applicable series offered hereby, will constitute a single series of securities under the indenture.

Clearance and Settlement	We will issue the Senior Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the Senior Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A. ("Clearstream") and Euroclear Bank, SA/NV ("Euroclear") will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Senior Notes will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive Senior Notes in definitive form and will not be considered holders of Senior Notes under the indenture.
Listing	The Senior Notes are not, and are not expected to be, listed on any securities exchange nor included in any automated quotation system.
Governing Law	The State of New York.
Risk Factors
See "Risk Factors" beginning on page S-6 of this prospectus supplement and Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to read about important factors you should consider before buying the Senior Notes.

RISK FACTORS

        Your investment in the Senior Notes will involve certain risks described below. In consultation with your own financial and legal advisors, you should carefully consider the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and pay special attention to the following discussion of risks relating to the Senior Notes before deciding whether an investment in the Senior Notes is suitable for you. In addition to the risk factors relating to the Senior Notes set forth below, we also specifically incorporate by reference into this prospectus supplement the section captioned "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017. The Senior Notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the Senior Notes or financial matters in general. You should not purchase the Senior Notes unless you understand, and know that you can bear, these investment risks.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may incur.

        Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. At December 31, 2017, we had $4.33 billion of senior debt outstanding. If we incur additional debt or liabilities, our ability to pay our obligations on the Senior Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends on or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture.

        There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in the accompanying prospectus under "Description of Debt Securities—Consolidation, Merger and Sale of Assets."

The Senior Notes are not guaranteed by any of our subsidiaries and are structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the Senior Notes would have any claims to those assets.

        We are a holding company and conduct substantially all of our operations through subsidiaries, which means that our ability to meet our obligations on the Senior Notes depends on our ability to receive distributions from these subsidiaries. However, the Senior Notes are our exclusive obligations and are not guaranteed by any of our subsidiaries. As a result, the Senior Notes are structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of these subsidiaries will be paid from their assets before holders of the Senior Notes would have any claims to those assets. At December 31, 2017, our subsidiaries had no debt outstanding (excluding intercompany liabilities).

An active after-market for the Senior Notes may not develop.

        The Senior Notes have no established trading market. We cannot assure you that an active after-market for the Senior Notes will develop or be sustained or that holders of the Senior Notes will be able to sell their Senior Notes at favorable prices or at all. Although the underwriters have indicated to us that they currently intend to make a market in the Senior Notes of each series, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Senior Notes. The Senior Notes are not listed and we do not plan to apply to list the Senior Notes on any securities exchange or to include them in any automated dealer quotation system.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the Senior Notes.

        The market price for the Senior Notes depends on many factors, including:

  •
  Our credit ratings with major credit rating agencies;

  •
  The prevailing interest rates being paid by other companies similar to us;

  •
  Our financial condition, financial performance and future prospects; and

  •
  The overall condition of the financial markets.

        The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Senior Notes.

        In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Senior Notes.

Changes in banks' inter-bank lending rate reporting practices or the method pursuant to which LIBOR is determined may adversely affect the value of the Senior Notes.

        LIBOR and other indices which are deemed "benchmarks" are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted. In particular, regulators and law enforcement agencies in the U.K. and elsewhere are conducting criminal and civil investigations into whether the banks that contribute information to the British Bankers' Association (the "BBA") in connection with the daily calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the regulators or law enforcement agencies, as well as ICE Benchmark Administration (the current administrator of LIBOR), may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021.

        At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented in the U.K. or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for securities the interest or dividend on which is determined by reference to LIBOR, such as the Senior Notes. To the extent the Three-month LIBOR rate is discontinued or is no longer quoted, the applicable base rate used to calculate interest payments on the Senior Notes will be determined using the alternative methods described in "Description of the Senior Notes—Interest." Any of these alternative methods may result in interest payments that are lower than or that do not otherwise correlate over time with the interest payments that would have been made on the Senior Notes if the Three-month LIBOR rate was available in its current form. The final alternative method sets the interest rate at the same rate as the immediately preceding interest period. In the event market interest rates rise thereafter, the Senior Notes would bear a fixed rate and could decline in value because the premium, if any, over market interest rates will decline.

        More generally, any of the above changes or any other consequential changes to LIBOR or any other "benchmark" as a result of international, national, or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a "benchmark," such as the Senior Notes.

The historical levels of Three-month LIBOR are not an indication of the future levels of Three-month LIBOR.

        In the past, the level of Three-month LIBOR has experienced significant fluctuations. Historical levels, fluctuations and trends of Three-month LIBOR are not necessarily indicative of future levels, fluctuations and trends. Any historical upward or downward trend in Three-month LIBOR is not an indication that Three-month LIBOR is more or less likely to increase or decrease during the life of the Senior Notes, and you should not take the historical levels of Three-month LIBOR rate as an indication of its future performance.

 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of these computations, earnings consist of income from operations before income tax, and fixed charges consist of interest on indebtedness, interest factor of annual rental expense, and interest credited to contractholder funds.

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	4.8X	3.7X	4.1X	4.4X	3.0X

 USE OF PROCEEDS

        We expect to receive net proceeds, after deducting the underwriting discount and other offering expenses payable by us, of approximately $            .

        We intend to use the net proceeds from this offering of Senior Notes for general corporate purposes, including potentially the repayment at maturity of our 6.75% Senior Debentures due May 15, 2018 and repayment of certain other indebtedness.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2017 and as adjusted to give effect to this offering of Senior Notes. The following data should be read in connection with our consolidated financial statements and notes, which are incorporated by reference.

	As of December 31, 2017
	Actual	As Adjusted(1)
	(in millions)
Short-term debt	$—		$—
Floating Rate Notes due 2021	—
Floating Rate Notes due 2023	—
Other long-term debt	6,350		6,350

Total debt	6,350

Preferred stock and additional capital paid in	1,746		1,746
Common stock and additional capital paid-in	3,322		3,322
Unrealized net capital gains and losses	1,662		1,662
Unrealized foreign currency translation adjustments	(9)		(9)
Unrecognized pension and other postretirement benefit cost	(1,347)		(1,347)
Retained income	43,162		43,162
Deferred ESOP expense	(3)		(3)
Treasury stock, at cost	(25,982)		(25,982)

Total shareholders' equity	$22,551	$

Total capitalization	$28,901	$

(1)
Does not reflect related issuance costs of $            million comprising the underwriting discount and other offering expenses payable by us for the offering of the Senior Notes.

 SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth selected consolidated statements of operations and financial position data for the periods indicated. The financial data for each of the five years in the period ended December 31, 2017 are derived from our audited consolidated financial statements. The following amounts should be read in conjunction with the consolidated financial statements and notes thereto contained in our other filings with the Securities and Exchange Commission (the "SEC") available as described under "Where You Can Find More Information" and "The Allstate Corporation Filings" in this prospectus supplement and the accompanying prospectus.

	As of or for the year ended December 31,
	2017	2016	2015	2014	2013
	(in millions)
Consolidated statements of operations data:
Insurance premiums and contract charges	$34,678	$33,582	$32,467	$31,086	$29,970
Net investment income	3,401	3,042	3,156	3,459	3,943
Realized capital gains and losses	445	(90)	30	694	594
Total revenues	38,524	36,534	35,653	35,239	34,507
Benefits, claims and other expenses	34,553	33,785	32,374	30,929	30,423
Gain (loss) on disposition of operations	20	5	3	(74)	(688)
Income tax expense	802	877	1,111	1,386	1,116
Net income	3,189	1,877	2,171	2,850	2,280
Net income applicable to common shareholders	3,073	1,761	2,055	2,746	2,263
Consolidated financial position data:
Investments	$82,803	$81,779	$77,758	$81,113	$81,155
Total assets	112,422	108,610	104,656	108,479	123,460
Reserve for claims and claims expense, life-contingent contract benefits and contractholder funds	58,308	57,749	57,411	57,832	58,547
Short-term debt	—	—	—	—	—
Long-term debt	6,350	6,347	5,124	5,140	6,141
Shareholders' equity	22,551	20,573	20,025	22,304	21,480
Equity	22,551	20,573	20,025	22,304	21,480

 DESCRIPTION OF THE SENIOR NOTES

        We have summarized provisions of the Senior Notes below. This summary supplements and replaces (if inconsistent with) the description of debt securities and the general terms and provisions of debt securities under the caption "Description of Debt Securities" in the accompanying prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the indenture referred to below.

General

        Each series of the Senior Notes will be issued under an indenture, dated as of December 16, 1997, as amended by a third supplemental indenture, dated as of July 23, 1999, as amended by a sixth supplemental indenture, dated as of June 12, 2000, and as supplemented by (i) a twenty-first supplemental indenture to be dated as of March    , 2018, with respect to the issuance of the 2021 Senior Notes, and (ii) a twenty-second supplemental indenture to be dated as of March     , 2018, with respect to the issuance of the 2023 Senior Notes, between us and U.S. Bank National Association, as trustee (successor in interest to State Street Bank and Trust Company).

        The 2021 Senior Notes will initially be limited to a total principal amount of $            , and the 2023 Senior Notes will initially be limited to a total principal amount of $            . We may from time to time, without giving notice to or seeking the consent of the holders of the Senior Notes of any series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Senior Notes of a series offered hereby. Any additional debt securities having such similar terms, together with the Senior Notes of the applicable series offered hereby, will constitute a single series of securities under the indenture. No additional debt securities may be issued if an event of default under the indenture has occurred and is continuing with respect to the applicable series of the Senior Notes.

        We will issue the Senior Notes only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will not be subject to any sinking fund.

Interest

        The 2021 Senior Notes will mature on                   , 2021 and will bear interest at a floating rate equal to Three-month LIBOR, reset quarterly on each interest reset date (as defined below), plus        % per annum. The 2023 Senior Notes will mature on                    , 2023 and will bear interest at a floating rate equal to Three-month LIBOR, reset quarterly on each interest reset date (as defined below), plus        % per annum. Interest on each series of the Senior Notes will be payable quarterly in arrears on                        ,                         ,                         and                         of each year (each, an "interest payment date"), to the persons in whose names the Senior Notes are registered at the close of business on the fifteenth calendar day (whether or not a business day) immediately preceding the related interest payment date. Interest on each series of the Senior Notes will be computed on the basis of the actual number of days elapsed in the initial interest period or the interest period, as applicable (each as defined below), over a 360-day year.

        Notwithstanding anything to the contrary in this prospectus supplement, so long as the Senior Notes are in book-entry form, we will make payments of principal and interest through the trustee to DTC.

        Interest payable on any interest payment date or the respective maturity date will be the amount of interest accrued from, and including, the immediately preceding interest payment date on which interest has been paid or provided for (or from and including the original issue date, if no interest has been paid or provided for) to, but excluding, such interest payment date or the maturity date, as the case may be. If any interest payment date (other than the respective maturity date) is not a business day, that interest payment date will be postponed to the next day that is a business day, except that if such business day is in the immediately succeeding calendar month, such interest payment date (other than the respective maturity date) will be the immediately preceding business day (the "business day convention"). If either maturity date is not a business day, we will pay interest and principal and premium (if any) on the next day that is a business day and no interest will accrue for the period from and after such maturity date.

        "Business day" means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required by law to close.

Rate of Interest

        The interest rate on the Senior Notes will be reset quarterly on each interest payment date, subject to the business day convention (each, in such capacity, an "interest reset date"). The 2021 Senior Notes will bear interest at a rate per annum equal to Three-month LIBOR for the applicable interest period plus        % (        basis points), and the 2023 Senior Notes will bear interest at a rate per annum equal to Three-month LIBOR for the applicable interest period plus        % (            basis points).

        The "initial interest period" will be the period from and including the original issue date to but excluding the first interest reset date. Thereafter, each "interest period" will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest period for each series of Senior Notes will be the period from, and including, the interest reset date immediately preceding the respective maturity date, to, but excluding, the maturity date of the applicable series of the Senior Notes.

        The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

        The interest rate on each series of the Senior Notes will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Interest Rate Determination

        The respective interest rate applicable to each interest period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date.

        The "interest determination date" will be the second London banking day immediately preceding the original issue date, in the case of the initial interest period, or thereafter, the second London banking day immediately preceding the applicable interest reset date.

        The Bank of New York Mellon Trust Company, N.A., or any successor appointed by us, will act as calculation agent.

        Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

  (i)
  LIBOR will be the offered rate expressed as a percentage per annum for three-month deposits in U.S. dollars, beginning on the first day of such interest period, as that rate appears on the designated LIBOR page as of approximately 11:00 A.M., London time, on the related interest determination date.

  (ii)
  If no rate appears, Three-month LIBOR, in respect of that interest determination date, will be determined as follows: the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected and identified by us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then Three-month LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then Three-month LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in the City of New York selected by and identified by us for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by and identified by us are not providing quotations in the manner described by this sentence, Three-month LIBOR determined as of that interest determination date will be Three-month LIBOR in effect on that interest determination date (i.e., the same as the rate determined for the immediately preceding interest reset date).

        The designated LIBOR page is the Reuters screen "LIBOR01," or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen "LIBOR01" is the display designated as the Reuters screen "LIBOR01," or such other page as may replace the Reuters screen "LIBOR01" on that service or such other service or services as may be designated for the purpose of displaying London interbank offered rates for U.S. dollar deposits by the ICE Benchmark Administration or its successor or such other entity assuming the responsibility of the ICE Benchmark Administration or its successor in calculating the London Inter-Bank Offered Rate in the event the ICE Benchmark Administration or its successor no longer does so.

        The term "London banking day" means any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        All percentages resulting from any calculation of any interest rate for the Senior Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

        Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the applicable interest rate for the new interest period. Upon request of a holder of a series of the Senior Notes, the calculation agent will provide to such holder the applicable interest rate in effect on the date of such request and, if determined, the applicable interest rate for the next interest period.

        All calculations made by the calculation agent for the purposes of calculating interest on each series of the Senior Notes shall be conclusive and binding on the trustee, the holders and us, absent manifest errors.

Ranking

        Each series of the Senior Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated indebtedness. The Senior Notes will rank senior to any subordinated indebtedness.

        All existing and future liabilities of our subsidiaries will be effectively senior to the Senior Notes. Since all of our operations are conducted through subsidiaries, our cash flow and subsequent ability to service debt, including the notes, are dependent on the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by the subsidiaries, to us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amount pursuant to the Senior Notes or otherwise, whether by dividends, loans or other payments. In addition, since our subsidiaries are insurance companies, their ability to pay dividends to us is subject to regulatory limitations. See "Business—Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated in this prospectus supplement by reference.

Defeasance

        The defeasance and covenant defeasance provisions of the indenture described under the caption "Description of Debt Securities—Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to each series of the Senior Notes.

Notices

        We will mail notices and communications to the holder's address shown on the register of the applicable series of the Senior Notes.

Book-Entry Delivery and Form

        Each series of the Senior Notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, S.A. ("Clearstream"), or Euroclear Bank SA/NV ("Euroclear") if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. Clearstream's and Euroclear's depositaries will hold interests in customers' securities accounts in the depositaries' names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended and (5) a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

        Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream participants"). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

        Distributions, to the extent received by the U.S. Depositary for Clearstream with respect to the Senior Notes held beneficially through Clearstream, will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

        Euroclear has advised that it was created in 1968 to hold securities for its participants ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

        Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to Senior Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

        If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the Senior Notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Senior Notes in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to the Senior Notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the Senior Notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related Senior Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Senior Notes to be issued.

        Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the Senior Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Transfers of book-entry interests in the Senior Notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

        Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time-zone differences, credits of Senior Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the Senior Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Senior Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The Trustee

        U.S. Bank National Association (successor in interest to State Street Bank and Trust Company) is the trustee under the Indenture. The trustee and its affiliates also perform certain commercial and investment banking services for us for which they receive customary fees. The trustee will be the paying agent and transfer agent for each series of the Senior Notes.

The Calculation Agent

        The Bank of New York Mellon Trust Company, N.A. is the calculation agent for the Senior Notes. The calculation agent and its affiliates also perform certain commercial and investment banking services for us for which they receive customary fees.

Governing Law

        The Indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Miscellaneous

        We or our affiliates may from time to time purchase Senior Notes of any series that are then outstanding by tender, in the open market or by private agreement.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain material U.S. federal income tax considerations to United States holders and non-United States holders (each as defined below) of the purchase, ownership and disposition of the Senior Notes. It is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, retirement plans, persons subject to the Medicare contribution tax, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, United States holders that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors in partnerships or other pass-through entities or persons holding the Senior Notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction). The discussion set forth below is limited to initial investors who hold the Senior Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and who purchase the Senior Notes for cash at the initial "issue price" (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Senior Notes is sold for money). This discussion does not address the consequences to holders subject to special tax accounting rules under Section 451(b) of the Code. In addition, this discussion does not address the effect of federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.

        For purposes of the following discussion, a "United States holder" means a beneficial owner of the Senior Notes that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

        For purposes of the following discussion, a "Non-United States Holder" means a beneficial owner of the Senior Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a United States holder for U.S. federal income tax purposes.

        If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the Senior Notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the person and the partnership or other entity treated as a partnership. Partnerships and other entities treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities should consult their own tax advisors.

        THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE SENIOR NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

United States Holder

Payments of Interest

        We expect, and this discussion assumes, that the Senior Notes will not be issued with more than a de minimis amount of original issue discount, if any. As such, payments of stated interest on the Senior Notes generally will be taxable to a United States holder as ordinary interest income at the time such payments are received or accrued in accordance with the United States holder's method of accounting for U.S. federal income tax purposes.

Sale, Redemption or Other Taxable Disposition of the Senior Notes

        Upon the sale, redemption or other taxable disposition of Senior Notes, a United States holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder's adjusted tax basis in the Senior Notes. A holder's adjusted tax basis in the Senior Notes generally will equal the amount paid for the Senior Notes less any principal payments received by such holder. Gain or loss recognized by a United States holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the United States holder has held the Senior Notes for more than one year at the time of such disposition. A United States holder that is an individual may be entitled to preferential treatment for net long-term capital gains. The ability of a United States holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with a sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Information Reporting and Backup Withholding Tax

        Payments of interest made by us on, or the proceeds of the sale or other disposition of, the Senior Notes will be subject to information reporting to the Internal Revenue Service (the "IRS") on IRS Form 1099 unless the United States holder is an exempt recipient such as certain corporations and may be subject to U.S. federal backup withholding tax, currently at a rate of 24%, if the recipient of the payment fails to supply an accurate taxpayer identification number on IRS Form W-9 or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules will be reported on IRS Form 1099 and is allowable as a credit against the holder's U.S. federal income tax and may entitle the United States holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

Payments of Interest

        Subject to the discussion of backup withholding and FATCA (as defined below) withholding below, payments of interest on the Senior Notes to a non-United States holder generally will not be subject to U.S. federal income or withholding tax; provided that (1) the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the non-United States holder is not (a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the non-United States holder of a trade or business within the United States and (4) the non-United States holder either (a) provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (b) holds the Senior Notes through certain foreign intermediaries and the intermediary and the non-United States holder satisfy the certification or documentation requirements of applicable U.S. Treasury regulations.

        If a non-United States holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such non-United States holder will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless such non-United States holder timely provides the withholding agent with a properly executed IRS Form W-8 claiming an exemption from withholding or a reduction in the U.S. federal withholding tax rate. If interest on the Senior Notes is effectively connected with the conduct by a non-United States holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-United States holder), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. federal withholding tax so long as the relevant non-United States holder timely provides the withholding agent with the appropriate documentation.

Sale, Redemption or Other Taxable Disposition of the Senior Notes

        Subject to the discussion of backup withholding and FATCA withholding below, any gain realized by a non-United States holder on the sale, redemption or other taxable disposition of the Senior Notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such non-United States holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-United States holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the non-United States holder's conduct of a trade or business within the United States (and a non-United States holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above) or (2) the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the non-United States holder will be subject to a tax, currently at a rate of 30% (unless reduced by treaty), on the excess, if any, of such gain plus all other U.S source capital gains recognized during the same taxable year over the non-United States holder's U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding Tax

        Generally, the amount of interest paid on the Senior Notes and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to non-United States holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-United States holder resides under the provisions of an applicable income tax treaty.

        In general, a non-United States holder will not be subject to backup withholding with respect to interest payments on the Senior Notes provided that the payor does not have actual knowledge or reason to know that the non-United States holder is a U.S. person as defined under the Code, and such holder has provided the certification described above under heading "—Non-United States Holders—Payments of Interest." Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale (including retirement or redemption) of the Senior Notes within the United States or conducted through certain United States-related persons, unless the non-United States holder certifies under penalty of perjury that such holder is a non-United States holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or another exemption is otherwise established.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-United States holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

Additional Withholding Requirements

        Under certain circumstances, the Foreign Account Tax Compliance Act ("FATCA") will impose a withholding tax of 30% on (i) certain payments of U.S. source interest, and, (ii) beginning on January 1, 2019, the gross proceeds receivable from the sale or disposition of certain assets that give rise to U.S. source dividend or interest payments, including the Senior Notes. In general, no FATCA withholding will be required with respect to the Senior Notes to the extent that a Non-United States Holder provides to us the documentation described above in "Non-United States Holders—Payments of Interest" certifying such holder's FATCA compliance. Prospective investors are urged to consult their own tax advisors regarding the possible implications of FATCA with respect to the Senior Notes.

 UNDERWRITING

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below for the offering of the Senior Notes. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the respective principal amount of each series of Senior Notes listed opposite their names in the table below:

	Principal Amount of 2021 Senior Notes	Principal Amount of 2023 Senior Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Total	$	$

        The underwriters are committed to take and pay for all of the Senior Notes of each series being offered, if any are taken.

        The representatives have advised us that the underwriters propose initially to offer the Senior Notes of each series to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of (i)             % of the principal amount per 2021 Senior Note and (ii)             % of the principal amount per 2023 Senior Note. The underwriters may allow, and the dealers may reallow, a discount not in excess of (i)              % of the principal amount per 2021 Senior Note and (ii)             % of the principal amount per 2023 Senior Note to other dealers. If all the Senior Notes of any series are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters right to reject any order in whole or in part.

        We will pay an underwriting discount of (i)             % of the principal amount per 2021 Senior Note and (ii)              % of the principal amount per 2023 Senior Note, and a total underwriting discount for the Senior Notes of $            .

        We estimate that our total expenses for this offering will be approximately $1,000,000 (excluding the underwriting discount).

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        None of the Senior Notes will be listed on any securities exchange. Currently there is no public trading market for any of the Senior Notes. We have been advised by the underwriters that the underwriters currently intend to make a market in the Senior Notes of each series but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the Senior Notes.

        In connection with the offering, the underwriters may purchase and sell Senior Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of a series of the Senior Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the applicable series of the Senior Notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Senior Notes of a series sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of a series of the Senior Notes. As a result, the price of any series of the Senior Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We have agreed in the underwriting agreement that during the period beginning on the date of this prospectus supplement and continuing to, and including, the latter of (i) the termination of trading restrictions for the Senior Notes, as notified to us by the representatives or their counsel and (ii) the time of delivery for the Senior Notes, we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any securities which are substantially similar to the Senior Notes.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our subsidiaries, for which they received or will receive customary fees and expenses. Certain of the underwriters or their affiliates act as agents and/or lenders under our credit agreement.

        In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including acting as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially any series of the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of such series of the Senior Notes offered under this prospectus supplement. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may, at any time, hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Certain of the underwriters or their affiliates may receive a portion of the net proceeds of this offering to the extent that they hold any of our 6.75% Senior Debentures due May 15, 2018 and the net proceeds are used to retire such debentures. Such payments may constitute a "conflict of interest"

under Rule 5121 of FINRA. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121.

Alternative Settlement Cycle

        It is expected that delivery of the Senior Notes will be made against payment therefor on or about March     , 2018, which is the third business day following the date hereof (such settlement cycle being referred to as "T+3"). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on the date of pricing will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Senior Notes who wish to trade such Senior Notes on the date of pricing should consult their own advisors.

Notice to Prospective Investors in Canada

        The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

        The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Senior Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Senior Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

        The Senior Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering of the Senior Notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

        The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Law No. 25 of 1948, as amended, the "FIEL") and each underwriter has agreed that it will not offer or sell any of the Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1A) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the Senior Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Senior Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the Senior Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Senior Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Taiwan

        The Senior Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China ("Taiwan"), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Senior Notes in Taiwan.

Notice to Prospective Investors in Korea

        The Senior Notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and none of the Senior Notes may be offered or sold, directly or indirectly, in Korea or to any resident of Korea, or to any persons for reoffering or resale, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined in the Foreign Exchange Transaction Law of Korea and rules and regulations promulgated thereunder), except as otherwise permitted under applicable laws and regulations.

Notice to Prospective Investors in Switzerland

        The Senior Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of, and have been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or a regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the Senior Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, us or the Senior Notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of Senior Notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Senior Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Senior Notes.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may review a copy of those reports, statements or other information at the SEC's public reference room, which is located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        These SEC filings are also available to the public from commercial document retrieval services and at the internet site maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (File No. 001-11840). These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus.

THE ALLSTATE CORPORATION FILINGS

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed February 26, 2018;

  •
  Those portions of our Definitive Proxy Statement on Schedule 14A for our 2017 Annual Meeting of Stockholders, filed on April 12, 2017, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2016, filed February 17, 2017; and

  •
  Our Current Report on Form 8-K dated January 3, 2018, filed January 4, 2018.

        We are also incorporating by reference all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering of the Senior Notes. Any information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that information contained in any subsequently filed document that is also incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that information.

        You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to: Investor Relations, The Allstate Corporation, 2775 Sanders Road, Northbrook, Illinois 60062-6127, or calling: (800) 416-8803.

 LEGAL MATTERS

        Certain legal matters in connection with the Senior Notes will be passed upon for us by Susan L. Lees, Executive Vice President, General Counsel and Secretary of The Allstate Corporation, and by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. Willkie Farr & Gallagher LLP has from time to time represented, and continues to represent, certain of the underwriters on other legal matters. Ms. Lees is a full-time employee of Allstate Insurance Company and an officer of The Allstate Corporation and owns less than 1% of its common stock.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this Prospectus Supplement by reference to The Allstate Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the effectiveness of The Allstate Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

THE ALLSTATE CORPORATION

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

ALLSTATE FINANCING VII	ALLSTATE FINANCING IX
ALLSTATE FINANCING VIII	ALLSTATE FINANCING X
Trust Preferred Securities Fully and Unconditionally Guaranteed as described in this Prospectus and the accompanying prospectus supplement by The Allstate Corporation

        By this prospectus, we, in conjunction with our trusts, may offer from time to time any combination of the securities described in this prospectus.

        We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

        Unless stated otherwise in this prospectus or the applicable prospectus supplement, these securities will not be listed on any securities exchange.

        Investing in our securities or the securities of our trusts involves risks. See "Risk Factors" on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2015

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and Allstate Financing VII, Allstate Financing VIII, Allstate Financing IX and Allstate Financing X, which we refer to as the trusts, have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we and the trusts may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we and the trusts may offer. We and the trusts may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by The Allstate Corporation or the trusts, or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Allstate Corporation since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        References to "Allstate," "we," "us" and "our" in this prospectus are references to The Allstate Corporation, and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

ii

 THE ALLSTATE CORPORATION

        The Allstate Corporation is a holding company that conducts its business principally through Allstate Insurance Company ("AIC"), Allstate Life Insurance Company and other subsidiaries (collectively, including The Allstate Corporation, "Allstate"). Allstate is primarily engaged in the property-liability insurance and life insurance business. Allstate is the largest publicly held personal lines insurer in the United States and the second largest personal property and casualty insurer in the United States on the basis of 2013 statutory direct premiums earned, according to A.M. Best. In addition, according to A.M. Best, it is the nation's 16th largest issuer of life insurance business on the basis of 2013 ordinary life insurance in force and 29th largest on the basis of 2013 statutory admitted assets.

        Our main business segments include Allstate Protection and Allstate Financial. Allstate Protection principally sells private passenger auto and homeowners insurance through agencies and directly through contact centers and the internet. These products are underwritten under the Allstate®, Esurance® and Encompass® brand names. Allstate brand auto and homeowners insurance products are sold primarily through Allstate exclusive agencies. Esurance brand auto, homeowners, renters and motorcycle insurance products are sold directly to consumers online, through contact centers and through select agents, including Answer Financial. Encompass brand auto, homeowners, umbrella and other insurance products are distributed through independent agencies. Allstate Financial provides life insurance and voluntary accident and health insurance products. Allstate Financial sells its products through Allstate exclusive agencies, exclusive financial specialists and workplace enrolling independent agents.

        The Allstate Corporation was incorporated in Delaware on November 5, 1992. Our executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062, and at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our telephone number is (847) 402-5000.

        As a holding company with no significant business operations of our own, we rely on dividends from AIC as the principal source of cash to pay dividends to our stockholders and to meet our obligations, including the payment of principal and any interest on any notes and our other debt obligations. AIC is regulated as an insurance company in Illinois. The payment of dividends by AIC is limited by Illinois insurance law to formula amounts based on statutory net income and statutory surplus, as well as the timing and amount of dividends paid in the preceding twelve months.

        The laws of other jurisdictions that generally govern our insurance subsidiaries contain similar limitations on the payment of dividends; however, in some jurisdictions the laws may be somewhat more restrictive.

THE TRUSTS

        The four trusts, Allstate Financing VII, VIII, IX and X, are Delaware statutory trusts formed to raise capital for us by issuing common securities to us and preferred securities issued under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.

        We will directly or indirectly own all of the common securities of each of our trust subsidiaries. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the trust agreement of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities.

        Each of our trusts has a term of approximately 55 years, but may terminate earlier as provided in its trust agreement, each trust agreement being governed by Delaware law. As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts. Each of our trusts' business and affairs will be conducted by the trustees we appoint. The trustees' duties and obligations are governed by the trusts' trust agreements and applicable law. Prior to the issuance of any trust preferred securities, we will ensure that a majority of the trustees of the applicable trust are persons who are our employees or officers or affiliates and that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee, guarantee trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one other trustee of each of our trusts will have its principal place of business or reside in the State of Delaware.

        We will pay all of our trusts' fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will guarantee payments on the trust preferred securities to the extent our trusts can themselves make payments on the trust preferred securities.

        The name and office of the Delaware trustee for each trust in the State of Delaware is U.S. Bank Trust National Association, 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801. The principal place of business of each trust is 2775 Sanders Road, Northbrook, Illinois 60062. The telephone number of each trust in Northbrook, Illinois is (847) 402-5000.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated. For purposes of these computations, earnings consist of income from operations before income tax, and fixed charges consist of interest on indebtedness, interest factor of annual rental expense, and interest credited to contractholder funds.

	Year ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	4.4X	3.0X	2.9X	1.5X	1.5X
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	4.1X	3.0X	2.9X	1.5X	1.5X

RISK FACTORS

        Investing in our securities or the securities of our trusts involves risks. You should carefully consider the risks described in our filings with the Securities and Exchange Commission referred to below in "Where You Can Find More Information" as well as those included in any prospectus supplement hereto. For example, our Annual Report on Form 10-K for the year ended December 31, 2014 contains a discussion of significant risks under the caption "Risk Factors" which could be relevant to your investment in the securities. Our subsequent filings with the Securities and Exchange Commission may contain amended and updated discussions of significant risks.

USE OF PROCEEDS

        Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities for general corporate purposes. Each trust will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities to be issued by us.

 DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities and terms of the indentures is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture and the subordinated indenture are filed as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of the senior indenture and the subordinated indenture.

        The debt securities may be issued from time to time in one or more series. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement.

        We will issue the senior debt securities under a Senior Indenture, entered into between Allstate and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, dated December 16, 1997, as amended by a third supplemental indenture dated as of July 23, 1999 and as amended by a sixth supplemental indenture dated as of June 12, 2000 and as may be supplemented by one or more additional supplemental indentures. We will issue the subordinated debt securities under a separate Subordinated Indenture, entered into between Allstate and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, dated November 25, 1996, as amended by a third supplemental indenture dated as of July 23, 1999 and as amended by a fourth supplemental indenture dated as of June 12, 2000 and as may be supplemented by one or more additional supplemental indentures. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "indentures." The trustees under the Senior Indenture and under the Subordinated Indenture are referred to herein as the "indenture trustees."

        In addition, as described under "Description of Depositary Shares," we may, at our option, offer depositary shares evidenced by depositary receipts, each representing a fractional interest in debt securities and deposited with a depositary. The fractional interest in the debt securities which each depositary share represents will be stated in the prospectus supplement relating to any debt securities offered through depositary shares.

        Numerical references in parentheses below are to sections in the applicable indenture. Wherever we refer to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference.

General

        The indentures provide that we may issue debt securities in separate series from time to time in an unlimited amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) The debt securities will have terms and provisions that are not inconsistent with the applicable indenture, including our determination as to maturity, principal and interest. Unless otherwise indicated in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank in parity with all other unsecured and unsubordinated indebtedness. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our senior debt as described in the applicable prospectus supplement.

        Our assets consist primarily of the common stock of AIC and other subsidiaries, and we conduct no substantial business or operations of our own. We derive substantially all of our income from our operating subsidiaries. Accordingly, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent upon the earnings of our subsidiaries, and distributions of those earnings to us, and other payments or distributions of funds by our subsidiaries to us.

        Except to the extent we or our creditors have a priority or equal claim as a creditor directly against our subsidiaries, payments due on the debt securities and any distribution of assets of any of our subsidiaries upon liquidation or reorganization effectively will be subordinated to the debt and preferred stock of the subsidiaries because, as the common stockholder of those subsidiaries, we will be subject to the prior claims of their creditors. Our debt securities effectively will also be subordinated to any of our secured indebtedness to the extent of any such security.

        If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

        We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

  •
  the person to whom any interest on any of the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest payment;

  •
  the dates on which the principal of any of the debt securities will be payable;

  •
  the rates at which the debt securities will bear interest, the dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

  •
  the places where the principal, interest and premium on any of such debt securities will be payable;

  •
  the definition of business day;

  •
  the periods within which, the prices at which and the terms on which any debt securities may be redeemed at our option and, if other than by a resolution by our Board of Directors, the manner in which any election by us to redeem the debt securities will be evidenced;

  •
  any obligation we have to redeem or purchase any of the debt securities out of any sinking fund or, at the option of the holder, the periods within which, the prices and terms on which any of such debt securities will be redeemed or purchased;

  •
  the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

  •
  if the amount of principal, interest or premium on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

  •
  if other than the currency of the United States, the currency, currencies or currency units in which the principal, interest or premium on any of the debt securities will be payable;

  •
  if the principal, interest or premium on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, interest and premium on the debt securities as to which such election is made will be payable, the periods within which and the terms upon which such election is to be made and the amount so payable;

  •
  if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

  •
  if the principal amount payable at the stated maturity of any of the debt securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of the debt securities for any other purpose thereunder or under the applicable indenture including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);

  •
  any trustee (other than U.S. Bank National Association), depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

  •
  if applicable, the extent to which the debt securities are defeasible, that is, capable of being made void;

  •
  whether any of the debt securities will be issuable in the form of global securities;

  •
  the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash;

  •
  any addition to or change in the events of default applicable to any of the debt securities and any change in the right of an indenture trustee or the holders to declare the principal amount of any debt securities due and payable;

  •
  any addition to or change in the covenants described under "Certain Covenants with Respect to Senior Debt Securities" and "Certain Covenants with Respect to Subordinated Debt Securities" applicable to any of such debt securities; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture but which may modify or delete any provision of the indenture insofar as it applies to such series; provided that no term of any indenture may be modified or deleted if imposed under the Trust Indenture Act and that any modification or deletion of the rights, duties or immunities of the applicable indenture trustee shall have been consented to in writing by the indenture trustee.

(Section 301)

        Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount or which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement.

Form, Exchange and Transfer

        The debt securities of a series shall be issued as registered securities, unless a supplemental indenture, as described in the applicable prospectus supplement, provides that debt securities of a series may be issued as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities may be issuable in the form of global debt securities, as described below under "Global Securities."

        Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If the supplemental indenture permits debt securities of any series to be issuable as both registered securities and as bearer securities, then at the option of the holder and subject to the terms of the applicable indenture, bearer securities of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest represented by that coupon will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

        No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the applicable indenture trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. (Section 305)

        In the event that we redeem in part debt securities of any series, we will not be required to:

  •
  issue, register the transfer of or exchange any debt security of that series, or of that series and specified tenor, as the case may be, during a period beginning at the opening of business 15 business days before the day of mailing of a notice of redemption of any such debt security selected for redemption and ending at the close of business on the day of such mailing; or

  •
  register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

(Section 305)

Global Securities

        The debt securities of any series may be represented by global securities which will have an aggregate principal amount equal to that of the debt securities they represent. We will deposit the debt securities with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Each global security will bear a legend regarding the restrictions on exchanges and registration of transfer as may be provided by the indentures. The depositary shall at all times be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). (Section 101)

        No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for such global security unless:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

  •
  there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security; or

  •
  there shall exist such circumstances as may be described in the applicable prospectus supplement.

        All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. (Section 305) The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

        As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, will be considered the sole owner and holder of such global security and the debt securities represented by it. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the applicable indenture. All payments of principal, interest and premium on a global security will be made to the depositary or its nominee, as its holder.

        Ownership of beneficial interests in a global security will be limited to participants or to persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither Allstate, any indenture trustee or any agent of Allstate or of any indenture trustee will have any responsibility or liability for any aspect of the depositary or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to such beneficial ownership interests.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the record date for such interest, except in the case of defaulted interest. (Section 307)

        Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

        Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

        All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof. (Section 1003)

Conversion or Exchange

        We may convert or exchange the debt securities into our common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of our common stock or other securities you would receive would be converted or exchanged.

Subordination of Subordinated Debt Securities

        Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities.

        To the extent set forth in the Subordinated Indenture, the subordinated debt securities will be subordinate in right of payment to the prior payment in full of all senior indebtedness. (Section 1401 of the Subordinated Indenture) In the event of an insolvency, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due in respect of all senior indebtedness (or provisions shall be made for such payment in cash) before the holders of subordinated debt securities are entitled to receive any distribution on account of principal, interest or premium on subordinated debt securities. Consequently, the holders of senior indebtedness shall be entitled to receive all distributions of any kind which may be deliverable in respect of the subordinated debt securities in any insolvency, including any distribution which may be deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of subordinated debt securities. The holders of senior indebtedness shall apply such distributions to the payment of the senior indebtedness.

        "Insolvency" means any of the following events:

  •
  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to us or to our creditors, or to our assets; or

  •
  any liquidation, dissolution or other winding-up of Allstate, whether or not involving insolvency or bankruptcy; or

  •
  any assignment for the benefit of creditors or any other marshaling of our assets and liabilities. (Section 1403 of the Subordinated Indenture)

        By reason of such subordination, in the event of liquidation or insolvency, our creditors may recover less, ratably, than holders of senior debt securities and may recover more, ratably, than the holders of the subordinated debt securities.

        In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal, interest or premium on the subordinated debt securities. (Section 1404 of the Subordinated Indenture)

        No payment of principal, interest or premium on the subordinated debt securities is permitted if any of our senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any of our senior indebtedness has been accelerated because of a default. (Section 1402 of the Subordinated Indenture)

        The Subordinated Indenture does not limit or prohibit the issuance of additional senior debt securities, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations.

        The term "Senior Indebtedness" means, with respect to Allstate:

  •
  the principal, interest and premium in respect of our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

  •
  all of our capital lease obligations;

  •
  all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  •
  all of our obligations for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

  •
  all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

  •
  all obligations of the types referred to above of other persons secured by any lien on any of our property or assets whether or not such obligation is assumed by us, except for:

  •
  any such indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

  •
  any indebtedness between or among us or our affiliates (including all other debt securities and guarantees in respect of those debt securities) issued to any of our wholly owned trust subsidiaries or any trust, partnership or other entity affiliated with us that is our financing vehicle in connection with the issuance by such financing entity of preferred securities unless otherwise expressly provided in the terms of such debt securities.

        Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness. (Sections 101 and 1408 of the Subordinated Indenture)

        The prospectus supplement may further describe the provisions applicable to the subordination of the subordinated debt securities of a particular series.

Certain Covenants with Respect to Senior Debt Securities

        Limitation on Liens of Stock of AIC.    The Senior Indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any indebtedness secured by any lien on the capital stock of AIC unless the senior debt securities shall be secured equally and ratably with such indebtedness for at least the time period such indebtedness is so secured. (Section 1008 of the Senior Indenture)

        "Indebtedness" is defined in the Senior Indenture as the principal, premium and interest due on indebtedness of a person, whether outstanding on the date of such indenture or thereafter created, incurred or assumed, which is indebtedness for borrowed money, and any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For purposes of this definition, "indebtedness for borrowed money" means:

  •
  any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

  •
  any obligation of, or any such obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses, provided, however, that the deferred purchase price of any property, assets or business shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created; and

  •
  any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party.

        For purposes of this covenant only, indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement. (Sections 101 and 1008 of the Senior Indenture)

        Limitations on Disposition of Stock of AIC.    Subject to limited exceptions, the Senior Indenture provides that as long as any senior debt securities are outstanding, we will not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock of AIC, other than preferred stock having no voting rights of any kind, and that we will not permit AIC to issue any shares of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock of AIC, other than preferred stock having no voting rights of any kind if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of AIC, other than preferred stock having no voting rights of any kind. The Senior Indenture also requires that any such issuance, sale, transfer or other disposition by AIC must be made for at least a fair market value consideration, as determined by our Board of Directors in good faith, and that the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority.

        Notwithstanding the foregoing, we may merge or consolidate AIC into or with another direct wholly owned subsidiary and we may, subject to the provisions set forth in "Consolidation, Merger and Sale of Assets" below, sell, transfer or otherwise dispose of the entire capital stock of AIC at one time for at least a fair market value consideration as determined by our Board of Directors in good faith. (Section 1009 of the Senior Indenture)

Certain Covenants with Respect to Subordinated Debt Securities

        If subordinated debt securities are issued to a trust in connection with the issuance of trust securities and there has occurred an event of default under the applicable trust agreement, we are in default with respect to our payment of any obligations under the related preferred securities guarantee or common securities guarantee or we have given notice of our election to defer payments of interest on subordinated debt securities by extending the interest payment period as provided in the Subordinated Indenture, then we shall not:

  •
  declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to any of our capital stock;

  •
  make any guarantee payments with respect to our capital stock; or

  •
  make any payment of principal, interest, or premium on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

        However, in such circumstances, we may:

  •
  declare and pay dividends on, or make distributions with respect to, our capital stock payable in our common stock;

  •
  redeem or repurchase any rights, declare a dividend of any rights or issue any security under any rights plan then in effect;

  •
  purchase or acquire shares of our common stock in order to satisfy our obligations under any employee benefit plan;

  •
  carry out any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; and

  •
  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

(Section 1008 of the Subordinated Indenture)

        If subordinated debt securities are issued to a trust in connection with the issuance of trust securities, for so long as such securities remain outstanding, we covenant to:

  •
  directly or indirectly maintain 100% ownership of the common securities of such trust; provided, however, that any permitted successor under the applicable indenture may succeed to our ownership of such common securities;

  •
  use our reasonable efforts to cause such trust to remain a statutory business trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust securities of such trust, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement of such trust, and to continue to be classified as a grantor trust for United States federal income tax purposes; and

  •
  use our reasonable efforts to cause each holder of trust preferred securities to be treated as owning an undivided beneficial interest in the subordinated debt securities.

(Section 1009 of the Subordinated Indenture)

Consolidation, Merger and Sale of Assets

        Without the consent of the holders of any of the outstanding debt securities under the indentures, we may consolidate with or merge into, or convey, transfer or lease our properties and assets to any person and may permit any person to consolidate with or merge into us. However, in such event, any successor person must be a corporation, partnership, or trust organized and validly existing under the laws of any domestic jurisdiction and must assume our obligations on the debt securities and under the applicable indenture. We agree that after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing and that certain other conditions are met; provided such provisions will not be applicable to the direct or indirect transfer of the stock, assets or liabilities of any of our subsidiaries to another of our direct or indirect subsidiaries. (Section 801)

        Except as provided in this prospectus or as may otherwise be provided in the accompanying prospectus supplement, there are no "event risks" or similar provisions of the indentures or the debt securities that are intended to afford protection to holders in the event of a merger or other significant corporate event involving us or our subsidiaries.

Outstanding Debt Securities

        "Outstanding," when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered under the applicable indenture, except:

  •
  debt securities canceled by the indenture trustee or delivered to the indenture trustee for cancellation;

  •
  debt securities for whose payment or redemption money in the necessary amount has been deposited with the indenture trustee or any paying agent (other than us) in trust or set aside and segregated in trust by us (if we shall act as its own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the applicable indenture or provisions satisfactory to the indenture trustee have been made;

  •
  debt securities as to which defeasance has been effected pursuant to Section 1302 of the applicable indenture; and

  •
  debt securities which have been paid pursuant to the applicable indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the applicable indenture, other than any debt securities in respect of which there shall have been presented to the indenture trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are our valid obligations.

        Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable indenture:

  •
  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the maturity to such date;

  •
  the principal amount of a debt security denominated in one or more foreign currencies which shall be deemed to be outstanding shall be the U.S. dollar equivalent, determined as of the date of original issuance of such debt security in the manner provided by the applicable indenture, of the principal amount of such debt security (or, in the case of an original issue discount security, of the amount determined as provided above);

  •
  if the principal amount payable at the stated maturity of any debt security is not determinable upon original issuance, the principal amount of such debt security that is deemed to be outstanding shall be the amount as specified by the applicable indenture; and

  •
  debt securities beneficially owned by us or any other obligor upon the debt securities or any of our affiliates or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the applicable indenture trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the indenture trustee knows to be so owned shall be so disregarded.

        Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the applicable indenture trustee the pledgee's right to act with respect to the debt securities and that the pledgee is not us or any other obligor upon the debt securities or any of our affiliates or of such other obligor. (Section 101)

Events of Default

        The following are events of default under the applicable indenture with respect to debt securities of any series:

  •
  we fail to pay the principal or premium on any debt security of that series when due;

  •
  we fail to pay any interest on any debt securities of that series when due, continued for 30 days;

  •
  we fail to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  •
  we fail to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the indenture trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the applicable indenture;

  •
  in the event subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, the dissolution, winding-up or termination of such trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust preferred securities of such trust, or certain mergers, consolidations or amalgamations permitted by the trust agreement of such trust; and

  •
  certain events in bankruptcy, insolvency or reorganization.

(Section 501)

        Each indenture provides that if an event of default with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

        Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee in case an event of default shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to the indenture trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the indenture trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. (Section 512)

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any remedy thereunder, unless:

  •
  such holder has previously given written notice to the indenture trustee of a continuing event of default with respect to the debt securities of that series;

  •
  the holders of not less than 25% in principal amount of the outstanding debt securities of that series shall have made proper written request to the indenture trustee to institute proceedings in respect of such event of default in its own name as trustee under the applicable indenture;

  •
  such holder or holders have offered to the indenture trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with such request;

  •
  the indenture trustee has failed to institute such proceeding for 60 days after receipt of such notice, request or offer of indemnity; and

  •
  no direction inconsistent with such written request has been given to the indenture trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series.

(Section 507)

        However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on such debt security on or after the due dates expressed in the debt security. (Section 508)

        Annually, we are required to furnish to each indenture trustee a statement by certain of our officers as to whether we are in default in the performance or observance of any of the terms of the applicable indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver

        We and the trustee under each indenture may, without the consent of the holders of the debt securities, amend, waive or supplement the indenture for specified purposes, including to:

  •
  cure any ambiguity, defect or inconsistency in an indenture, provided that the cure or correction does not adversely affect the holders of such debt securities;

  •
  secure any debt securities;

  •
  add covenants or any additional events of default for the protection of the holders of debt securities;

  •
  add provisions to permit or facilitate the issuance of bearer securities (with or without coupons attached);

  •
  establish the forms or terms of debt securities of any series;

  •
  evidence the assumption by a successor corporation of our obligations;

  •
  evidence and provide for the acceptance of appointment by a successor trustee; or

  •
  conform any provision in an indenture to the requirements of the Trust Indenture Act.

(Section 901)

        Each of the indentures provides that we and the applicable indenture trustee may modify and amend the applicable indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security except to the extent provided in a prospectus supplement;

  •
  reduce the principal amount of or any premium or interest on any debt security;

  •
  reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

  •
  change the currency of payment of principal, interest or premium on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

  •
  modify such provisions with respect to modification and waivers.

(Section 902)

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. (Section 1010 of the Senior Indenture and Section 1011 of the Subordinated Indenture) The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected. (Section 513)

        We will be entitled, except in certain limited circumstances, to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the applicable indenture. To be effective, any such action for which we have set a record date must be taken by holders of the requisite principal amount of debt securities of the relevant series outstanding on such record date within 180 days after the record date, or within such shorter period as we may specify. (Section 104)

Defeasance and Covenant Defeasance

        We may elect, at our option, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain covenants in the indentures, apply to the debt securities of any series, or to any specified part of a series. (Section 1301)

        Defeasance and Discharge.    Each indenture provides that we may elect to be discharged from obligations with respect to any particular debt securities. Such discharge will take effect when we deposit in trust for the benefit of the holders of such debt securities money or U.S. government obligations, or both which, through the payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, interest and premium on such debt securities in accordance with their terms. However, such discharge shall not apply to our obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys in trust. Such defeasance or discharge may occur only if, among other things, we have delivered to the indenture trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

        Defeasance of Certain Covenants.    Each indenture provides that we may elect to defease certain covenants with respect to any particular debt securities. Such defeasance will take effect when we deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, interest and premium on such debt securities in accordance with their terms. Such defeasance may occur only if, among other things, we have delivered to the indenture trustee an opinion of counsel stating that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust will be sufficient to pay amounts due on such debt securities at the time of their stated maturities but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from such event of default. In such case, we will remain liable for such payments. (Sections 1303 and 1304)

Notices

        Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

Title

        Allstate, the applicable indenture trustee and any agent of Allstate or the indenture trustee may treat the person in whose name a debt security is registered as the absolute owner for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 112)

Regarding the Indenture Trustee

        U.S. Bank National Association, which is the trustee under the indentures described in this prospectus, performs other services for us and our affiliates.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock which we believe will be most important to your decision to invest in our capital stock. You should keep in mind, however, that it is our Restated Certificate of Incorporation, and our Amended and Restated Bylaws and the Delaware General Corporation Law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our Restated Certificate of Incorporation and our Amended and Restated Bylaws are incorporated by reference as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        Our Restated Certificate of Incorporation authorizes us to issue 2,000,000,000 shares of common stock, par value of $0.01 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of March 31, 2015, there were 409,086,389 shares of common stock outstanding and 72,200 shares of preferred stock outstanding.

        The particular terms of the common stock or preferred stock offered by any prospectus supplement and the extent to which the general provisions described below may apply to such common stock or preferred stock will be outlined in the applicable prospectus supplement.

Common Stock

        Outstanding shares of our common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ALL." All outstanding shares of common stock are, and the shares of common stock issued under this prospectus, will be, fully paid and non-assessable.

        Dividends.    Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive dividends as and when declared by our Board of Directors. The issuance of dividends will depend upon, among other factors deemed relevant by our Board of Directors, our financial condition, results of operations, cash requirements, future prospects, changes in tax or other applicable laws relating to the treatment of dividends and regulatory restrictions on the payment of dividends that apply under applicable insurance laws. Dividends may be paid in cash, stock or other form. Each such dividend shall be payable to holders of record as they appear on our stock books on such record dates as shall be fixed by the Board of Directors.

        Subject to certain limited exceptions, during any dividend period while shares of our Fixed Rate Noncumulative Perpetual Preferred Stock, Series A, Series C, Series D, Series E and Series F (collectively, the "Outstanding Preferred Stock") are outstanding, unless the full dividends on such Outstanding Preferred Stock for the preceding dividend period have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside and any declared but unpaid dividends on such Outstanding Preferred Stock for any prior period have been paid, we may not pay dividends on our common stock. If and when dividends on our Outstanding Preferred Stock have not been declared and paid in full for at least six quarterly dividend periods, the authorized number of directors then constituting our Board of Directors will be increased by two additional directors, to be elected by the holders of our Outstanding Preferred Stock together with the holders of all other affected classes and series of voting parity stock, voting as a single class, subject to certain conditions.

        We are prohibited from declaring or paying dividends on our Outstanding Preferred Stock if we fail to meet specified capital adequacy, net income or stockholders' equity levels. The prohibition is subject to an exception permitting us to declare dividends out of the net proceeds of common stock issued by us during the 90 days prior to the date of declaration even if we fail to meet such levels.

        The terms of our outstanding Series A 6.50% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067, Series B 6.125% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067, 5.100% Fixed-To-Floating Rate Subordinated Debentures due 2053 and Series B 5.750% Fixed-to-Floating Rate Subordinated Debentures due 2053 (collectively, the "Outstanding Subordinated Debentures") also prohibit us from declaring or paying any dividends or distributions on our common or preferred stock if we have elected to defer interest payments on the Outstanding Subordinated Debentures, subject to certain limited exceptions.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a stockholders meeting, including the election of directors. The holders of common stock are not entitled to cumulative voting rights. Directors are elected if they receive the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. A majority of votes cast means the number of shares voted "for" a director exceeds 50% of the votes cast with respect to that director's election. Votes cast shall include votes to withhold authority in each case and exclude abstentions. Except as otherwise provided in our Restated Certificate of Incorporation or Amended and Restated Bylaws or as required by law, all other matters can be approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding-up of Allstate, the holders of common stock will share equally in the assets remaining after creditors and preferred stockholders are paid.

        Other Rights.    The holders of common stock have no preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

        We are authorized to issue up to 25,000,000 shares of preferred stock, 72,200 of which are currently issued and outstanding. Our Board of Directors is authorized to provide for the issuance of the preferred stock in series, to establish or change the number of shares to be included in each series and to fix the designation, relative rights, preferences and limitations of each series, subject to such limitations as may be prescribed by law. In particular, our Board of Directors is authorized, without limitation, to determine the number of shares, the designation of the series, the dividend rate, voting rights, conversion and exchange rights, redemption provisions, liquidation rights and sinking fund provisions, all without further action by our stockholders. The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our Board of Directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Allstate and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by us may have the effect of rendering more difficult or discouraging an acquisition of Allstate deemed undesirable by our Board of Directors.

        We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into our common stock or other securities in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the shares of our common stock or other securities that you will receive as a holder of preferred stock would be converted or exchanged.

        The preferred stock will be fully paid and non-assessable. Unless otherwise indicated in an applicable prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more of our stock. Unless otherwise indicated in an applicable prospectus supplement, the preferred stock will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation, winding-up or dissolution of Allstate. Unless otherwise indicated in an applicable prospectus supplement, each series of preferred stock will rank on a parity with each other series of preferred stock.

        In addition, as described under "Description of Depositary Shares," we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

        Dividends.    Holders of shares of the preferred stock of each series shall be entitled to receive, as and when declared by our Board of Directors, cash or other dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock books or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on such record dates as shall be fixed by the Board of Directors.

        Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding-up of Allstate, the holders of preferred stock will be entitled to receive out of our assets, before any distribution of assets is made to holders of common stock, liquidating distributions in the amount of the liquidation price per share, as set forth in the applicable prospectus supplement, plus all accrued and unpaid dividends. If, upon any liquidation, dissolution or winding-up of Allstate, the amounts payable with respect to the preferred stock and any other shares of our stock ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution the holders of preferred stock will not be entitled to any further participation in any distribution of assets by us. A consolidation or merger of Allstate with or into any other corporation or corporations or a sale of all or substantially all of the assets of Allstate shall not be deemed to be a liquidation, dissolution or winding-up of Allstate.

        Redemption.    The preferred stock will be redeemable at the times and at the redemption prices set forth in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, we may not purchase or redeem any of the outstanding shares of any series of preferred stock unless full cumulative dividends, if any, have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all of our matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

        Voting Rights.    The holders of the preferred stock will have no voting rights, except:

  •
  as otherwise stated in the applicable prospectus supplement;

  •
  as otherwise stated in the certificate of designation establishing such series; and

  •
  as required by applicable law.

Provisions of Our Restated Certificate of Incorporation and Amended and Restated Bylaws that May Delay or Make More Difficult Unsolicited Acquisitions or Changes of Our Control

        Some provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws may delay or make more difficult unsolicited acquisitions or changes of our control. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our Board of Directors to be in the best interests of Allstate and its stockholders.

        Those provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of our company, although the proposals, if made, might be considered desirable by a majority of our stockholders. Those provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors.

        These provisions include:

  •
  our Amended and Restated Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before annual or special stockholders meetings;

  •
  special meetings of the stockholders may be called only by (i) the Secretary upon the written request of stockholders owning not less than 10% of all outstanding common stock, in accordance with the applicable requirements and procedures of the Amended and Restated Bylaws or (ii) the chairman of the Board of Directors; and

  •
  stockholders may act by written consent only if such action is taken in accordance with the applicable requirements of the Restated Certificate of Incorporation or by holders of a class or series of preferred stock, if the terms of such class or series of preferred stock expressly provide for such action by written consent.

        In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" during the three years after the date the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, who together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became an interested stockholder, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon the completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

  •
  the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Limitations on Liability

        Our Restated Certificate of Incorporation limits our directors' liability to the fullest extent permitted by law. Generally, our directors will not be held liable for their actions. However, they will be held liable for:

  •
  a breach of their duty of loyalty to us or our stockholders;

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  acts or omissions not in good faith or in a way which involves intentional misconduct or a knowing violation of law;

  •
  payment of an improper dividend or improper repurchase of our stock; or

  •
  acting or not acting for improper personal benefit.

        Because of these limitations on liability, our stockholders may not sue one of our directors for money unless the stockholder can show the director committed one of the offenses listed above. These provisions do not affect our directors' liability under federal securities laws. Also, our directors still have a duty of care. The limitation of our directors' liability may discourage or deter stockholders or management from suing directors for a breach of their duties, even though such an action, if successful, might otherwise have benefited us or our stockholders. This limitation on our directors' liability should not affect the availability of equitable remedies such as injunctions or rescissions based upon a director's breach of his or her duty of care.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the deposit agreement.

        The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

        We may choose to offer fractional interests in debt securities or fractional shares of our common stock or preferred stock. If we decide to do so, we will issue fractional interests in debt securities, or fractional shares of our common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

        We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

        The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

        If we redeem a debt security, common stock or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

        Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as a holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

        We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

        The deposit agreement will terminate if:

  •
  all outstanding depositary shares have been redeemed;

  •
  if applicable, the debt securities and the preferred stock represented by depository shares have been converted into or exchanged for our common stock; or

  •
  there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the common stock or preferred stock, including in connection with our liquidation, dissolution or winding-up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities, common stock or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities, common stock or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities, common stock or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

        The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred stock, as the case may be.

        Neither we nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

        The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        We may issue warrants for the purchase of our debt securities, preferred stock or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement that we will describe in the prospectus supplement relating to the warrants that we offer.

Debt Warrants

        We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

  •
  the title of the debt warrants;

  •
  the aggregate number of the debt warrants;

  •
  the price or prices at which the debt warrants will be issued;

  •
  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

  •
  if applicable, the number of warrants issued with a specified principal amount of debt securities or with other securities, including shares of preferred stock or common stock;

  •
  the date, if any, on and after which such debt warrants and the related debt securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased;

  •
  the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

  •
  whether the debt securities purchasable upon exercise of such debt warrants are original issue discount debt securities, and discussion of applicable federal income tax considerations; and

  •
  any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

        We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Other Warrants

        We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the number of securities purchasable upon exercise of each warrant, and the price or prices at which the warrants will be issued;

  •
  the securities, which may include preferred stock or common stock, for which the warrants are exercisable;

  •
  the procedures and conditions relating to the exercise of the warrants;

  •
  the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

  •
  the date, if any, on and after which such warrants and the related securities will be separately transferable;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  the maximum or minimum number of warrants which may be exercised at any time;

  •
  if applicable, a discussion of material United States federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the principal amount of debt securities or other securities, including shares of preferred stock or common stock, at the exercise price as shall in each case be set forth in, or be determinable as set forth in the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business of the expiration date, unexercised warrants will become void.

        Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities or other securities, including shares of preferred stock or common stock, to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        Prior to the exercise of any warrants to purchase debt securities or other securities, including shares of preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities or other securities, including shares of preferred stock or common stock purchasable upon exercise, including:

  •
  in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants for the purchase of shares of preferred stock or shares of common stock, the right to vote or to receive any payments of dividends on the shares of preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specified number of shares of common stock, shares of preferred stock or other property at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

  •
  debt securities;

  •
  common stock;

  •
  preferred stock;

  •
  other stock purchase contracts;

  •
  preferred securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries;

  •
  depositary shares representing fractional interests in debt securities or shares of common stock or preferred stock; or

  •
  preferred securities or debt obligations of third parties, including United States Treasury securities,

which may secure your obligations to purchase the common stock, preferred stock or other property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF TRUST PREFERRED SECURITIES

        The following description of the trust preferred securities and the form of trust agreement is a summary. It summarizes only those aspects of the trust preferred securities and portions of the form of trust agreement which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the trust agreement, and not this summary, which defines your rights as a holder. There may be other provisions in the trust agreement which are also important to you. You should read the form of trust agreement itself for a full description of the terms of the preferred securities. The form of trust agreement is filed as an exhibit to the Registration Statement. See "Where You Can Find More Information" for information on how to obtain a copy of the trust agreement.

        The trust preferred securities may be issued from time to time in one or more series. The particular terms of the trust preferred securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such securities will be outlined in the applicable prospectus supplement.

        Each trust may issue, from time to time, only one series of preferred securities. The trust preferred securities will represent preferred undivided beneficial interests in the assets of the related trust. Each of the trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others. The trust agreement for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have such terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the trust agreement or made part of the trust agreement by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement.

        Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

  •
  the distinctive designation of such trust preferred securities;

  •
  the number of trust preferred securities issued by such trust;

  •
  the annual distribution rate for trust preferred securities issued by such trust and the dates upon which distributions are payable; provided, however, that distributions on such trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which such trust preferred securities are outstanding;

  •
  whether distributions on trust preferred securities issued by such trust are cumulative and the dates from which distributions will be cumulative;

  •
  the amount which shall be paid out of the assets of such trust to the holders of trust preferred securities upon dissolution of the trust;

  •
  the obligation or the option of such trust to purchase or redeem trust preferred securities and the prices at which, the periods within which, and the terms upon which, trust preferred securities may be purchased or redeemed;

  •
  any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust agreement of such trust;

  •
  the terms and conditions upon which the subordinated debt securities purchased by such trust may be distributed to holders of trust preferred securities;

  •
  whether any of the trust preferred securities will be issuable in the form of global securities;

  •
  any securities exchange upon which the trust preferred securities shall be listed; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such trust not inconsistent with its trust agreement or with applicable law.

        We will guarantee all trust preferred securities offered hereby to the extent set forth below under "Description of Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

        In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its trust agreement. The terms of the common securities will be substantially similar to the terms of the trust preferred securities issued by such trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.

Enforcement of Certain Rights by Holders of Preferred Securities

        If an event of default under the trust agreement of a trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the trust agreement, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

        Notwithstanding, if an event of default under the applicable trust agreement has occurred and is continuing and such event is attributable to our failure to pay principal or interest on the applicable series of subordinated debt securities on the date such principal or interest is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable trust agreement to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

        The following description of the terms of the preferred securities guarantee is a summary. It summarizes only those portions of the preferred securities guarantee which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the preferred securities guarantee, and not this summary, which defines your rights. There may be other provisions in the preferred securities guarantee which are also important to you. You should read the preferred securities guarantee itself for a full description of its terms. The preferred securities guarantee is filed as an exhibit to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the preferred securities guarantee. When we refer in this summary to trust preferred securities, we mean the trust preferred securities issued by a trust to which the preferred securities guarantee relates.

        At the same time as the issuance by a trust of its preferred securities, we will execute and deliver a preferred securities guarantee for your benefit, as a holder of the trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. U.S. Bank National Association will act as the independent preferred guarantee trustee under each preferred securities guarantee for purposes of compliance with the Trust Indenture Act. The terms of each preferred securities guarantee will be those set forth in such preferred securities guarantee. Each preferred securities guarantee will be held by the preferred guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

        Pursuant to each preferred securities guarantee, we will agree to pay in full on a subordinated basis, to the holders of the trust preferred securities issued by a trust, the following guarantee payments, except to the extent paid by such trust, as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by such trust, will be subject to the preferred securities guarantee:

  •
  any accrued and unpaid distributions which are required to be paid on such trust preferred securities, to the extent such trust has funds available;

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  the redemption price set forth in the applicable prospectus supplement, which will not be lower than the liquidation amount, and all accrued and unpaid distributions, to the extent such trust has funds available therefor with respect to any trust preferred securities called for redemption by such trust; and

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  upon dissolution, winding-up or termination of such trust other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds available and (2) the amount of assets of such trust remaining available for distribution to holders of such trust preferred securities in liquidation of such trust.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

        The preferred securities guarantees will be guarantees on a subordinated basis of the related trust obligations under the preferred securities, but will apply only to the extent that the related trust has funds sufficient to make the payments. The preferred securities guarantees will constitute a guarantee of payment and not of collection. If we do not make interest payments on the corresponding subordinated debt securities held by the trust, we expect that the trust will not pay distributions on the preferred securities and will not have funds legally available for those payments.

        The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the Subordinated Indenture and the trust agreement, including our obligations to pay costs, expenses, debts and liabilities of such trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

        We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities (our common securities guarantee) to the same extent as the preferred securities guarantee, except that upon an event of default under the Subordinated Indenture, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Preferred Securities Guarantees

        Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute our unsecured obligations and will rank:

  •
  subordinate and junior in right of payment to all our other liabilities;

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  equal with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

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  senior to common stock.

        The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

        The preferred securities guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Certain Covenants of Allstate

        In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such preferred securities guarantee or the trust agreement of such trust, then, unless otherwise set forth in an applicable prospectus supplement, we shall not:

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  declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock;

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  make any guarantee payments with respect to any of our capital stock; or

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  make any payment of principal, interest, or premium on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

        However, in such circumstances we may:

  •
  declare and pay dividends on, or make distributions with respect to, our capital stock payable in our common stock;

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  redeem or repurchase any rights, declare a dividend of any rights, or issue any security under any rights plan then in effect;

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  purchase or acquire shares of common stock in order to satisfy our obligations under any employee benefit plan;

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  carry out any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; and

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  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Modification of the Preferred Securities Guarantees; Assignment

        Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities in which case no vote will be required. The manner of obtaining any such approval of holders of such trust preferred securities will be as set forth in the applicable prospectus supplement. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

        Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

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  upon full payment of the redemption price of all trust preferred securities of such trust;

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  upon distribution of the subordinated debt securities held by such trust to the holders of the trust preferred securities of such trust; or

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  upon full payment of the amounts payable in accordance with the trust agreement of such trust upon liquidation of such trust.

        Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under such trust preferred securities or such preferred securities guarantee.

        The subordination provisions of the subordinated debt securities provide that in the event payment is made on the subordinated debt securities or the preferred securities guarantee in contravention of such provisions, such payments shall be paid over to the holders of senior indebtedness.

Events of Default

        An event of default under a preferred securities guarantee will occur upon our failure to perform any of our obligations thereunder.

        The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee's rights under such guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee or any other person or entity. Notwithstanding, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.

Information Concerning the Preferred Guarantee Trustee

        The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

        The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell any series of debt securities, common stock, preferred stock, depository shares, warrants, stock purchase contracts and stock purchase units and the trusts may sell the trust preferred securities being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us and/or a trust from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

        Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We, along with the trusts, may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the trusts, as applicable, or borrowed from us or the trusts, as applicable, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the trusts, as applicable, in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        We, along with the trusts, may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as agents for us or one of the trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with us or one of the trusts, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

        We may authorize underwriters, dealers or other persons acting as agents for us or one of the trusts to solicit offers by certain institutions to purchase securities from us or one of the trusts, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us or one of the trusts. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

        In connection with the offering of securities, we or any trust, may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we or any trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

        The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

        We and the trusts may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

        We and the trusts have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the securities covered by this prospectus. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.

        We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may review a copy of those reports, statements or other information at the Securities and Exchange Commission's public reference room, which is located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC's public reference room. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

        These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        We have not included any separate financial statements for the trusts. They were omitted because the trusts are our wholly owned subsidiaries, with no independent operations and we guarantee the fee obligations relating to the trust securities.

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus. Any statement made in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission (File No. 001-11840). These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

 THE ALLSTATE CORPORATION FILINGS

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 19, 2015, and the portions of our Proxy Statement, filed April 6, 2015, for our 2015 Annual Meeting of Stockholders incorporated by reference into our Annual Report;

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  Current Report on Form 8-K dated March 19, 2015, filed on March 20, 2015;

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  The description of our common stock contained in Item 8.01 of our Current Report on Form 8-K, filed on May 23, 2012.

        We are also incorporating by reference all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering.

        You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to: Investor Relations Department, The Allstate Corporation, 2775 Sanders Road, Northbrook, Illinois 60062-7127, or calling: (800) 416-8803.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference contain "forward-looking statements" that anticipate results based on management's estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

        These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans," "expects," "will," "anticipates," "estimates," "intends," "believes," "likely" and other words with similar meanings. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, expenses, financial results and reserves. Management believes that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. In addition to the normal risks of business, we are subject to significant risks and uncertainties which are described in our filings with the Securities and Exchange Commission referred to above in "Where You Can Find More Information," including those identified under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, and as may be described in our subsequent filings.

LEGAL OPINIONS

        The validity of the securities offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York, counsel for Allstate, and certain matters of Delaware law relating to the validity of the trust preferred securities of Allstate Financing VII, VIII, IX and X will be passed upon for the trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel for the trusts.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this Prospectus by reference from The Allstate Corporation's Annual Report on Form 10-K, and the effectiveness of The Allstate Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ERISA MATTERS

        The following is a summary of certain considerations associated with the purchase, holding and, to the extent relevant, disposition of the securities to be offered under this prospectus by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), including an individual retirement account ("IRA") or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws") and any entity whose underlying assets include "plan assets," as determined pursuant to Section 2510.3-101 of the regulations of the U.S. Department of Labor, as modified by Section 3(42) of ERISA, by reason of any such employee benefit or retirement plan's investment in such entity (each of which we refer to as a "Plan").Any fiduciary or other Plan investor considering whether to purchase the securities with "plan assets" should determine whether such purchase is consistent with its fiduciary duties and whether such purchase would constitute or result in a non-exempt prohibited transaction under ERISA and/or Section 4975 of the Code. We and certain of our affiliates may each be considered a Party in Interest (as defined below) with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the offered securities are acquired by a pension or other employee benefit plan with respect to which we or any of our affiliates is a service provider (or otherwise is a Party in Interest), unless such offered securities are acquired pursuant to an exemption for transactions effected on behalf of such plan, as described further below under "Prohibited Transaction Issues."

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or others who are a Party in Interest. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar prohibitions under Similar Laws.

        In considering the purchase, holding and, to the extent relevant, disposition of the securities to be offered under this prospectus with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving "plan assets" with persons or entities who are "parties in interest," within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain "disqualified persons," within the meaning of Section 4975 of the Code ("parties in interest" and "disqualified persons" each referred to herein as a "Party in Interest"), who engage in similar transactions, in each case unless an exemption is available. A Party in Interest who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

        We or the underwriters may each be a Party in Interest with respect to ERISA Plans and the purchase and/or holding of any of the securities to be offered hereby by an ERISA Plan with respect to which the issuer, the underwriters or a guarantor (or certain of our or their affiliates) is considered a Party in Interest may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the purchase and holding of the securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the "service provider exemption," from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a Party in Interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan receives no less, nor pays no more, than adequate consideration. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the securities are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change. In any event, each purchaser or holder of a security to be offered under this prospectus or any interest therein will be deemed to have represented by its purchase and holding thereof that either (i) it is not a Plan or acting on behalf of a Plan or acquiring the security with "plan assets" or (ii) the acquisition and holding of the security is exempt pursuant to one or more foregoing prohibited transaction exemptions issued by the Department of Labor or another applicable statutory or administrative exemption.

        Moreover, because the purchase and/or holding of the securities may be deemed to be an indirect extension of credit between an investor and Allstate, no security may be purchased or held by any Plan if we or any of our affiliates (i) has investment or administrative discretion with respect to the "plan assets" used to effect such purchase or (ii) has authority or responsibility to give, or regularly gives, investment advice with respect to such "plan assets," for a fee and pursuant to an agreement or understanding that such advice (x) will serve as a primary basis for investment decisions with respect to such "plan assets," and (y) will be based on the particular investment needs of such Plan.

        Because of the foregoing, the securities to be offered under this prospectus should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

Representation

        Each purchaser and holder of a security to be offered under this prospectus will be deemed to have represented and warranted that either (i) it is not a Plan, and no portion of the assets used to acquire or hold the security constitutes assets of any Plan or (ii) the purchase and holding of a security offered under this prospectus will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the security on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the security. The acquisition, holding and, to the extent relevant, disposition of the securities to be offered under this prospectus by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

The Allstate Corporation

$            Floating Rate Senior Notes due 2021

$            Floating Rate Senior Notes due 2023

PROSPECTUS SUPPLEMENT

March    , 2018

Joint Book-Runners

BofA Merrill Lynch
J.P. Morgan
Morgan Stanley
Wells Fargo Securities